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Exhibit 5.1

1900 K Street, NW Washington, DC 20006-1110 +1 202 261 3300 Main +1 202 261 3333 Fax www.dechert.com

August 1, 2013

OCI Resources LP
Five Concourse Parkway
Suite 2500
Atlanta, Georgia 30328

Re:
REGISTRATION STATEMENT ON FORM S-1
REGISTRATION NO. 189838

Ladies and Gentlemen:

        We have acted as counsel to OCI Resources LP, a Delaware limited partnership (the "Partnership"), in connection with the preparation and filing of a Registration Statement on Form S-1 as originally submitted on May 9, 2013 to the U.S. Securities and Exchange Commission (the "Commission") for confidential, non-public review under the Securities Act of 1933, as amended (the "Securities Act"), as subsequently amended and submitted to the Commission for confidential, non-public review on June 24, 2013, and as filed with the Commission on July 8, 2013, and as subsequently amended and filed with the Commission on July 22, 2013 and on August 1, 2013 (the "Registration Statement"), relating to the proposed offering by the Partnership of common units representing limited partner interests in the Partnership (the "Common Units"), including certain units that may be sold pursuant to the underwriters' over-allotment option, to be sold to the underwriters pursuant to an underwriting agreement substantially in the form to be filed as Exhibit 1.1 (the "Underwriting Agreement"). The term "Common Units" shall include any additional Common Units registered by the Partnership pursuant to Rule 462(b) under the Common Units Act in connection with the offering contemplated by the Registration Statement.

        This opinion is being furnished to the Partnership in connection with the requirements of Item 16 of Form S-1 under the Securities Act, and no opinion is expressed herein as to any matter other than the legality of the Common Units.

        In rendering the opinion expressed below, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Partnership and others, and such other documents as we have deemed necessary or appropriate as a basis for rendering this opinion, including the following documents:

  (i)
  the Registration Statement;

  (ii)
  the Underwriting Agreement;

  (iii)
  the Certificate of Limited Partnership of the Partnership;

  (iv)
  the First Amended and Restated Agreement of Limited Partnership of the Partnership; and

  (v)
  resolutions of the board of directors of OCI Resource Partners LLC, the general partner of the Partnership, relating to, among other things, the authorization and issuance of the Common Units.

        As to the facts upon which this opinion is based, we have relied, to the extent we deem proper, upon certificates of public officials and certificates and written statements of officers, directors, employees and representatives of the Partnership.

        In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents and the conformity to original documents of all documents submitted to us as copies. In addition, we have assumed (i) the legal capacity of natural persons and (ii) the legal power and authority of all persons signing on behalf of the parties to all documents (other than the Partnership).

        On the basis of the foregoing and subject to the assumptions and qualifications set forth in this letter, we are of the opinion that, when (i) the Underwriting Agreement has been duly executed and delivered by the parties thereto and (ii) the Common Units have been issued and delivered against receipt by the Partnership of payment therefor in accordance with the terms of the Underwriting Agreement and as described in the prospectus which forms a part of the Registration Statement, the Common Units will be duly authorized and validly issued, and purchasers of the Common Units will have no obligation under the Delaware Revised Uniform Limited Partnership Act (the "Delaware LP Act"), the Partnership's governing documents or any resolution or other action taken under the Partnership's governing documents to make further payments for their purchase of the Common Units or contributions to the Partnership solely by reason of their ownership of the Common Units or their status as limited partners of the Partnership and no personal liability for the debts, obligations and liabilities of the Partnership, whether arising in contract, tort or otherwise, solely by reason of being limited partners of the Partnership.

        The opinion expressed herein is limited to the Delaware LP Act and judicial interpretations thereof.

        We assume no obligation to advise you of any changes in the foregoing subsequent to the date of this opinion.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Validity of Our Common Units" in the prospectus which forms a part of the Registration Statement. We further consent to the incorporation by reference of this letter and consent into any registration statement filed pursuant to Rule 462(b) under the Securities Act with respect to the Common Units. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dechert LLP

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  Exhibit 5.1